Exhibit 99.1

MAA Announces Appointment of Edith Kelly-Green to Board of Directors

GERMANTOWN, TN, September 24, 2020 /PRNewswire/ -- Mid-America Apartment Communities, Inc., ("MAA") (NYSE: MAA) today announced the appointment of Edith Kelly-Green to the Board of Directors effective September 24, 2020. She will serve as an independent director until the annual meeting of shareholders in 2021. The appointment expanded the board to 13 members. Ms. Kelly-Green was also appointed to the Audit Committee and is recognized as an SEC financial expert.

Claude B. Nielsen, Chairman of the Nominating and Corporate Governance Committee stated that “As part of our ongoing succession planning, we initiated conversations with Edith in late 2019 regarding Board service. We are very pleased that she has now joined the MAA Board. She brings valuable financial expertise, business acumen and leadership experience. She is highly qualified and will significantly contribute to strong and effective governance.”

Ms. Kelly-Green is a founding partner in The KGR Group, owner of a large chain of restaurants in the Mid-South region of the U.S. She began the business in 2005 following her retirement in 2003 as Vice President and Chief Sourcing Officer of FedEx Express, a subsidiary of FedEx Corporation. Ms. Kelly-Green initially joined FedEx Corporation in 1977 as a senior accountant and served in various other roles, including as Vice President of Internal Audit for FedEx Corporation, during her employment. Ms. Kelly-Green earned a bachelor’s degree in accounting from the University of Mississippi and an MBA from the Owen Graduate School of Management at Vanderbilt University. She is a certified public accountant (inactive) and worked as a senior auditor for Deloitte and Touche prior to her career at FedEx Corporation.

Commenting on the appointment, H. Eric Bolton, Jr., Chairman of the Board of Directors and Chief Executive Officer, said “Edith’s financial and accounting expertise, along with her acumen in overseeing geographically-dispersed operations provides her with great insight into the opportunities and challenges that we face within the multifamily industry. Further, her active involvement with community and philanthropic organizations creates a great fit with our culture and mission. I am excited to add her experience and valuable perspectives to our board as we navigate our evolving industry, execute on our strategy and drive higher value for all of our stakeholders at MAA.”

Ms. Kelly-Green’s public board experience includes her current service on the board of Sanderson Farms, Inc. and previous service on the board of Applied Industrial Technologies, Inc. She also currently serves on the boards of BULAB Holdings, Inc., Methodist Le Bonheur Healthcare and Hattiloo Theater. In addition, Ms. Kelly-Green has been an active volunteer and leader in numerous civic and charitable organizations, including serving as the founding chairman of The Women’s Council for Philanthropy at the University of Mississippi, and as a founding board member of both the Women’s Foundation for a Greater Memphis and Philanthropic Black Women of Memphis.

About MAA

MAA is a self-administered real estate investment trust (REIT) and member of the S&P 500. MAA owns or has ownership interest in apartment communities throughout the Southeast, Southwest and Mid-Atlantic regions of the U.S. focused on delivering strong, full-cycle investment performance. For further details, please refer to the "For Investors" page at www.maac.com or contact Investor Relations at investor.relations@maac.com.